VIA FACSIMILE AND U.S. MAIL

                                                     	October 17,
2005

Steven Rosenberg
Chief Financial Officer
Berkshire Bancorp, Inc.
160 Broadway
New York, New York 10038

	RE:	Form 10-K for Fiscal Year Ended December 31, 2004
      File No. 0-13649

Dear Mr. Rosenberg:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

      If you have any further questions regarding our review of your filings, please direct them to Ernest Greene, Staff Accountant, at
(202) 551-3733 or in his absence, to the undersigned at (202) 551-
3769.


							Sincerely,


							Rufus Decker
							Accounting Branch Chief













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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE